Exhibit 5.1

June 2, 2009

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, California 95134-1706

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cisco Systems, Inc., a California corporation (“Cisco” or the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about June 2, 2009 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,025,829 shares of Cisco’s Common Stock (the “Shares”) subject to issuance by Cisco upon the exercise of stock options (the “Options”) granted under the Tidal Software, Inc. 1995 Stock Option Plan, as amended, and the Tidal Software Inc. 2006 Stock Plan, as amended or the settlement of Restricted Stock Units (“RSUs”) granted under the Tidal Software, Inc. 2009 Equity Incentive Plan (the “Plans”) and assumed by Cisco in accordance with the terms of an Agreement and Plan of Merger, dated as of April 8, 2009 and amended on May 18, 2009 by and among Cisco, Tulip Acquisition Corp., a California corporation and wholly owned subsidiary of Cisco, Tidal Software, Inc., a California corporation and the Shareholders’ Agent (the “Merger Agreement”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Articles of Incorporation, certified by the California Secretary of State on February 16, 2006;

(2)	the Company’s Amended and Restated Bylaws, as filed with the Securities and Exchange Commission as an exhibit to the Form 8-K filed March 23, 2007;

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement;

(5)	resolutions that a representative of the Company has represented to us were adopted at a meeting of the Compensation and Management Development Committee of the Company’s Board of Directors on March 12, 2009, furnished to us by the Company;

(6)	the stock records that the Company has provided to us (consisting of (i) a report from the Company’s transfer agent as of June 1, 2009 and (ii) a summary report from the Company as of May 29, 2009 of outstanding options to purchase the Company’s capital stock and stock reserved for issuance upon the exercise of options to be granted in the future);

Cisco Systems, Inc.

June 2, 2009

(7)	the Merger Agreement and all exhibits thereto, as well as the Agreement of Merger filed with the California Secretary of State on May 19, 2009;

(8)	the Plans, and their respective forms of agreements thereunder; and

(9)	the forms of Cisco’s Stock Option Assumption Agreements and Restricted Stock Unit Assumption Agreements.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and representations made to us by representatives of the Company and have assumed the current accuracy and completeness of the information obtained from such documents and representations. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of California.

Cisco Systems, Inc.

June 2, 2009

Based upon the foregoing, it is our opinion that the 1,025,829 Shares that may be issued and sold by the Company upon the exercise of the Options and settlement of the RSUs, when issued, sold and delivered in accordance with the applicable Plan and notices of stock option grant, stock option agreements, stock option assumption agreements and restricted stock unit assumption agreements entered into thereunder and in the manner and for the consideration stated in the Registration Statement and Prospectus will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Daniel J. Winnike
Daniel J. Winnike, a Partner